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                                                                     Exhibit 8.1



                                                               6225 Smith Avenue
                                                  Baltimore, Maryland 21209-3600
                                             main 410.580.3000  fax 410.580.3001








                                 August 12, 2003



Hanover Capital Mortgage Holdings, Inc.
379 Thornall Street
Edison, New Jersey 08837

         Re:      Registration Statement on Form S-2


Ladies and Gentlemen:

     We have acted as tax counsel to Hanover Capital Mortgage Holdings, Inc., a Maryland corporation (the "Company"), in connection with the preparation of a registration statement on Form S-2 (No. 333-107291) filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), July 24, 2003, as amended by Amendment No. 1 filed with the Commission on August 4, 2003, as further amended by Amendment No. 2 filed with the Commission on the date hereof (as so amended, the "Registration Statement"), relating to the proposed public offering of 3,450,000 shares of common stock of the Company, par value $0.01 per share (the "Common Stock"), pursuant to the Registration Statement (the "Offering").

     You have requested our opinion concerning (i) certain U.S. federal income tax consequences to the Company in connection with the Company's election to be taxed as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code") and (ii) the accuracy of the discussion of "Federal Income Tax Considerations" in the Registration Statement. This opinion is based on various facts and assumptions (indicated solely herein), including the facts set forth in the Registration Statement concerning the business, assets and governing documents of the Company. We have also been furnished with, and with your consent have relied upon, certain representations made by the Company and the subsidiaries of the Company as to certain factual matters through a certificate of an officer of the Company (the "Officer's Certificate").

     In connection with the Offering, we have acted as counsel to the Company, and we have assisted in the preparation of the Registration Statement and certain other documents in connection therewith. In formulating our opinion, we have examined that certain agreement dated as of January 31, 2003 by and between the Company and the Internal Revenue Service (the "IRS") relating to the Company's qualification as a REIT in 2001 and 2002 (the "Closing Agreement") and such other documents as have been delivered to us by the Company.



Piper Rudnick LLP - In Illinois, Piper Rudnick, an Illinois General Partnership


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                                         Hanover Capital Mortgage Holdings, Inc.
                                                                August 12, 2003
                                                                         Page 2


     In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the proper execution of all documents, the legal capacity of natural persons executing such documents, and the conformity to authentic original documents of all documents submitted to us as copies and that all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms.

     In addition, the Officer's Certificate contains certain statements, representations and covenants of officers of the Company relating to, among other things, properties, assets, income, distributions, stockholder ownership, organizational structure and other requirements, and the past, present and future conduct of its business operations. We have assumed, with your consent, that such statements, representations and covenants are true as of the date hereof without regard to any qualification as to knowledge and belief. For purposes of our opinion, we have not made an independent investigation of the facts set forth in the Officer's Certificate, the Registration Statement or any other document, including schedules supplied to us by the Company and its accountants relating to compliance with the applicable tests for qualifying as a REIT under the Code, and we have not assumed any responsibility for independently verifying such information nor have we undertaken any independent review of such information. We have, consequently, assumed and relied on your representations that the information presented in such documents or schedules or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion.

     The opinions expressed herein are conditioned on the initial and continuing accuracy of the facts and representations set forth in the documents, schedules and the Officer Certificate referred to above. We have assumed that all such facts and representations qualified by knowledge or belief will be complete and accurate as of the date of this opinion as though not so qualified. In addition, we have assumed that:




a) the Company was organized and, during its taxable year ended December 31, 1997 and subsequent taxable years, has operated, and will continue to operate, in such a manner that makes and will continue to make the representations contained in the Officer's Certificate and the Registration Statement to be correct for such years. In this regard, the Company has entered into the Closing Agreement, which relates to the Company's compliance with Code Section 865(c)(4)(B)(iii)(III) (the "10% Value Test") in connection with its ownership of shares of stock in certain subsidiary corporations (the "Sub Stock") for each applicable period with respect to its taxable years ending December 31, 2001 and December 31, 2002. In rendering this opinion, we have specifically assumed that the Company complied with the 10% Value Test in connection with its ownership of the Sub Stock during all such applicable periods for such taxable years;


b) the Company will not make any amendments to its organizational documents that would affect its qualification as a REIT for any taxable year;


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                                         Hanover Capital Mortgage Holdings, Inc.
                                                                August 12, 2003
                                                                         Page 3


c) the Company will be operated in accordance with the laws of the State of Maryland and in the manner described in its organizational documents;

d) there will be no changes in the applicable laws of the State of Maryland, the Code, the regulations promulgated thereunder by the Treasury Department (the "Treasury Regulations"), and the interpretations of the Code and the Treasury Regulations by the courts and the IRS, all as they exist on the date of this letter;

e) no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth herein are based;

f) all submissions made by the Company and its representatives to the Internal Revenue Service in connection with the Closing Agreement were and continue to be true and complete in all respects; and

g) all conditions (whether precedent or subsequent) to the validity and full enforceability of the Closing Agreement are and will continue to be for all future times satisfied in full.

     We are opining herein only as to the effect of the federal income tax laws of the United States on the subject transaction, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies within any state. No opinion is expressed as to any matter not discussed herein.

     Based on the factual information pertaining to the Company set forth in the Registration Statement and the representations set forth in the Officer's Certificate and the assumptions set forth herein (disregarding any qualification as to knowledge or belief), it is our opinion that:


     (i) Commencing with the Company's taxable year ending December 31, 1997, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under Sections 856 through 860 of the Code, and its current and proposed method of operation will enable it to satisfy the requirements for qualification as a REIT under the Code for the taxable year ending December 31, 2003 and in the future; and

     (ii) The statements set forth in the Registration Statement under the caption "Federal Income Tax Considerations" with respect to matters of law, are accurate in all material respects, and the discussion thereunder fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Common Stock.

     This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the IRS and the courts having jurisdiction over such matters, all of which are subject to change either




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                                         Hanover Capital Mortgage Holdings, Inc.
                                                                August 12, 2003
                                                                         Page 4


prospectively or retroactively. Any such change may affect the conclusions stated herein. Also, any variation or difference in the facts from those set forth in the Registration Statement or Officer's Certificate (disregarding any qualification as to knowledge or belief) may affect the conclusions stated herein. Moreover, the Company's qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code, the results of which have not been and will not be reviewed by Piper Rudnick. Accordingly, no assurance can be given that the actual results of the Company's operation for any particular taxable year will satisfy such requirements.

     As indicated above, with your consent, we have not independently verified the accuracy and genuineness of the documents and schedules delivered to us and the assumptions referred to herein, or the representations set forth in the Officer's Certificate. We consequently have assumed that the information presented in such documents, schedules or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts, documents or schedules or the statements, representations or covenants set forth in the Officer's Certificate in a material way. Any alteration of such facts may adversely affect our opinions.

     We will not review on a continuing basis the accuracy of the information set forth in the documents and schedules delivered to us, the assumptions set forth herein, or the representations set forth in the Officer's Certificate. Moreover, we will not review on a continuing basis the Company's compliance with requirements for qualification as a REIT under the Code. We therefore assume no obligation to advise you of any changes in the forgoing subsequent to the date of this opinion letter and we are not undertaking to update the opinion letter from time to time. You should be aware that an opinion of counsel represents only counsel's best legal judgement, and has no binding effect or official status of any kind, and than no assurance can be given that contrary position may not be taken by the IRS or a that court considering the issue would not hold otherwise.

     This opinion is rendered only to you and is solely for your benefit in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name as it appears under the caption "Legal Matters". In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.


                                             Very truly yours,

                                             /s/ Piper Rudnick LLP